Exhibit 99.1


News                                      [MOODY'S CORPORATION GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE

Contact:
Frances G. Laserson
Vice President
Corporate Communications
+1.212.553.7758
fran.laserson@moodys.com

Michael D. Courtian
Vice President
Investor Relations/Corporate Finance
+1.212.553.7194
michael.courtian@moodys.com
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               Moody's Corporation Completes $300 Million Private
                      Placement of Senior Unsecured Notes
                      -----------------------------------

New York, NY, October 3, 2005 -- Moody's Corporation (NYSE:MCO) (the "Company") announced today that it has completed a private placement of $300 million aggregate principal amount of its 4.98% Series 2005-1 Senior Unsecured Notes due 2015 ("Series 2005-1 Notes"). Proceeds from the sale of the Series 2005-1 Notes were used to refinance $300 million aggregate principal amount of the Company's outstanding 7.61% Senior Notes due September 30, 2005.

The Series 2005-1 Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Moody's Corporation is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The Company, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.